EXHIBIT 2.1

SHARE EXCHANGE AND REORGANIZATION AGREEMENT, dated as of September 12, 2014 (the “Agreement”), among CITIUS PHARMACEUTICALS, LLC, a Massachusetts limited liability company (“Citius”); TRAIL ONE, INC., a Nevada corporation (“PublicCo”); and THE BENEFICIAL HOLDERS OF THE MEMBERSHIP INTERESTS OF CITIUS IDENTIFIED IN SCHEDULE A HERETO (the “Citius Holders”).

INTRODUCTION

PublicCo desires to acquire all of the issued and outstanding membership interests, whether voting, economic or otherwise, of Citius Membership Interests (the “Citius Membership Interests”) solely in exchange for an aggregate of 21,625,219 shares (the “Shares”) of authorized, but theretofore unissued, shares of common stock, par value $0.001 per share, of PublicCo (the “PublicCo Common Stock”). The Citius Holders desire to exchange all of their beneficially owned Citius Membership Interests solely for shares of PublicCo Common Stock in the amount set forth herein.

On or prior to the date hereof, the respective boards of directors or analogous governing body of each of PublicCo and Citius have, and the Citius Holders have, approved and adopted this Agreement and it is the intent of the parties hereto that the transactions contemplated hereby be structured so as to qualify as a tax-free exchange under Section 151 of the Internal Revenue Code of 1986, as amended (the “Code”), and the provisions of this Agreement will be interpreted in a manner consistent with this intent.

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

ARTICLE I

ACQUISITION AND EXCHANGE OF CITIUS MEMBERSHIP INTERESTS

Section 1.01 The Agreement. The parties hereto hereby agree that, at the closing of the transactions contemplated hereby (the “Closing”), PublicCo shall acquire all of the issued and outstanding Citius Membership Interests solely in exchange for an aggregate of 21,738,750 Shares of authorized, but theretofore unissued, shares of PublicCo Common Stock. The parties hereto agree that at the Closing, Citius will become a wholly-owned subsidiary of PublicCo subject to the conditions and provisions of Section 1.03 hereof.

Section 1.02 Exchange of Shares.

(a) At the Closing, PublicCo will cause to be issued and held for delivery to the Citius Holders or their designees, stock certificates representing in the aggregate the Shares, in exchange for all of the issued and outstanding the membership interests of Citius Membership Interests, which interests will be delivered to PublicCo at the Closing.

(b) The shares of PublicCo Common Stock to be issued pursuant to paragraph (a) of this Section 1.02 will be authorized out of theretofore unissued shares of PublicCo Common Stock, and will be issued to the Citius Holders or as directed thereby as set forth in Schedule 1.02(b) hereof.

(c) All shares of PublicCo Common Stock to be issued hereunder shall be deemed “restricted securities” as defined in paragraph (a) of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and the Citius Holders hereby represent that they are acquiring said shares for investment purposes only and without the intent to make a further distribution of such shares. All shares of PublicCo Common Stock to be issued under the terms of this Agreement shall be issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder. Certificates representing the shares of PublicCo Common Stock to be issued hereunder shall bear a restrictive legend in substantially the following form:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered for sale, sold, or otherwise disposed of, except in compliance with the registration provisions of such Act or pursuant to an exemption from such registration provisions, the availability of which is to be established to the satisfaction of the Company.

Section 1.03 Closing. The Closing will take place at a date and time (the “Closing Date”) and place to be mutually agreed upon by the parties hereto, and will be subject to the provisions of Article III of this Agreement. At the Closing:

(a) Citius will deliver to PublicCo certificates or other evidences representing all of the issued and outstanding Citius Membership Interests including any options, warrants or convertible securities, duly endorsed, so as to make PublicCo the holder thereof, free and clear of all liens, claims and other encumbrances; and

(b) PublicCo will deliver to, or at the direction of, the Citius Holders, in accordance with Schedule 1.02(b) hereof, stock certificates representing an aggregate of 21,738,750 shares of PublicCo Common Stock, which certificates will bear a standard restrictive legend in the form customarily used with restricted securities and as set forth in Section 1.02(c) above.

(c) Mohammad Omar Rahman, the majority stockholder of PublicCo (“MOR”), has agreed that, on the Closing Date, MOR shall deliver to PublicCo for cancellation all of the restricted shares of PublicCo Common Stock owned beneficially and of record thereby. As a result of the foregoing and giving effect thereto, there shall be 5,011,250 shares of Publico Common Stock outstanding upon the consummation of the transactions contemplated hereby.

Section 1.04 Approval by Board of Directors. In anticipation of this Agreement, PublicCo has taken all necessary and requisite corporate and other action, including without limitation, actions of the Board of Directors in order to approve this Agreement and all transactions contemplated hereby and in connection herewith.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.01 Representations and Warranties of PublicCo. PublicCo hereby represents and warrants to, and agrees with, Citius and the Citius Holders as follows:

(a) (i) PublicCo is subject to the periodic reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by virtue of Section 15(d) thereunder. PublicCo has made available to Citius and the Citius Holders true, complete, and correct copies of all forms, reports, schedules, statements, and other documents required to be filed by it under the Exchange Act, as such documents have been amended since the time of the filing thereof (collectively, including all forms, reports, schedules, statements, exhibits, and other documents filed by PublicCo therewith, the “SEC Documents”). The SEC Documents, including, without limitation, any financial statements and schedules included therein, at the time filed or, if subsequently amended, as so amended, (i) did not contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations thereunder.

(ii) Except as otherwise disclosed in the SEC Documents, PublicCo maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that:

(A) all material information concerning PublicCo is made known on a timely basis to the individuals responsible for the preparation of PublicCo’s filings with the SEC and other public disclosure documents;

(B) transactions are executed in accordance with management’s general or specific authorizations;

(C) transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain asset accountability;

(D) access to assets is permitted only in accordance with management’s general or specific authorization; and

(E) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

PublicCo has made available to Citius and the Citius Holders copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. The books, records and accounts of PublicCo accurately and fairly reflect, in reasonable detail, the transactions in, and dispositions of, the assets of, and the results of operations of, PublicCo all to the extent required by generally accepted accounting principles.

(iii) The Chief Executive Officer and the Chief Financial Officer of PublicCo has signed, and PublicCo has filed with or furnished to the SEC, as the case may be, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither PublicCo nor any of its officers has received notice from any governmental entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(iv) PublicCo has heretofore made available to Citius and the Citius Holders complete and correct copies of all certifications filed with or furnished to the SEC, as the case may be, pursuant to Sections 302 and 906 of Sarbanes-Oxley Act of 2002 and hereby reaffirms, represents and warrants to Citius and the Citius Holders the matters and statements made in such certificates.

(b) At the date hereof and at the Closing Date:

(i) the PublicCo Common Stock is eligible to trade and be quoted on, and is quoted on, the over-the-counter Bulletin Board market, and/or the OTCQB market and/or OTCQX and/or the OTCPink market (the “OTCBB”) and has received no notice or other communication indicating that such eligibility is subject to challenge or review by the any applicable regulatory agency, electronic market administrator, or exchange;

(ii) PublicCo has and shall have performed or satisfied all of its undertakings to, and of its obligations and requirements with, the SEC;

(iii) PublicCo has not, and shall not have taken any action that would preclude, or otherwise jeopardize, the inclusion of the PublicCo Common Stock for quotation on the OTCBB; and

(iv) the PublicCo Common Stock is eligible for participation in The Depository Trust Company (“DTC”) book entry system and PublicCo has not received any correspondence from DTC with respect to any DTC “Chill” being imposed or threatened.

(c) Other than as disclosed in the SEC Documents, PublicCo has no subsidiaries or affiliated corporation or owns any interest in any other enterprise (whether or not such enterprise is a corporation). PublicCo has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Nevada with full power and authority (corporate and other) to own, lease and operate its respective properties and conduct its respective business as described in the SEC Documents; except as otherwise disclosed in the SEC Documents, PublicCo is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not have a material adverse effect on its business, prospects, condition (financial or otherwise), and results of operations of PublicCo; no proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification; PublicCo is in possession of, and operating in compliance with, all authorizations, licenses, certificates, consents, orders and permits from state, federal, foreign and other regulatory authorities that are material to the conduct of its business, all of which are valid and in full force and effect; PublicCo is not in violation of its charter or bylaws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any material bond, debenture, note or other evidence of indebtedness, or in any material lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which it is a party or by which it or its properties or assets may be bound, which violation or default would have a material adverse effect on the business, prospects, financial condition or results of operations of PublicCo; and PublicCo is not in violation of any law, order, rule, regulation, writ, injunction, judgment or decree of any court, government or governmental agency or body, domestic or foreign, having jurisdiction over PublicCo or over its properties or assets, which violation would have a material adverse effect on the business, prospects, financial condition or results of operations of PublicCo taken as a whole. The SEC Documents accurately describe any corporation, association or other entity owned or controlled, directly or indirectly, by PublicCo.

(d) PublicCo has all requisite power and authority to execute, deliver, and perform this Agreement. All necessary proceedings of PublicCo have been duly taken to authorize the execution, delivery, and performance of this Agreement thereby. This Agreement has been duly authorized, executed, and delivered by PublicCo, constitutes the legal, valid, and binding obligation of PublicCo, and is enforceable as to PublicCo in accordance with its terms. Except as otherwise set forth in this Agreement, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required by PublicCo for the execution, delivery, or performance of this Agreement thereby. No consent, approval, authorization or order of, or qualification with, any court, government or governmental agency or body, domestic or foreign, having jurisdiction over PublicCo or over its properties or assets is required for the execution and delivery of this Agreement by PublicCo and the consummation by PublicCo of the transactions herein contemplated, except such as may be required under the Securities Act or under state or other securities or blue sky laws, all of which requirements have been, or in accordance therewith will be, satisfied in all material respects. No consent of any party to any material contract, agreement, instrument, lease, license, arrangement, or understanding to which PublicCo is a party, or to which its or any of its respective businesses, properties, or assets are subject, is required for the execution, delivery, or performance of this Agreement by PublicCo; and the execution, delivery, and performance of this Agreement by PublicCo will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, entitle any party to receive rights or privileges that such party was not entitled to receive immediately before this Agreement was executed under, or create any obligation on the part of PublicCo to which it was not subject immediately before this Agreement was executed under, any term of any such material contract, agreement, instrument, lease, license, arrangement, or understanding, or violate or result in a breach of any term of the certificate of incorporation or by-laws of PublicCo or (if the provisions of this Agreement are satisfied) violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, decree, injunction, or writ of any court, government or governmental agency or body, domestic or foreign, having jurisdiction over PublicCo or over its properties or assets.

(e) There is not any pending or, to the best of PublicCo's knowledge, threatened, action, suit, claim or proceeding against PublicCo, or any of PublicCo’s current or past officers or any of the respective properties, assets or rights of PublicCo, before any court, government or governmental agency or body, domestic or foreign, having jurisdiction over PublicCo or over PublicCo’s current or past officers or the properties of PublicCo, or otherwise that (i) is reasonably likely to result in any material adverse change in the respective business, prospects, financial condition or results of operations of PublicCo or might materially and adversely affect its properties, assets or rights taken as a whole, (ii) might prevent consummation of the transactions contemplated by this Agreement, or (iii) alleging violation of any Federal or state securities laws.

(f) The authorized capital stock of PublicCo consists of 90,000,000 shares of PublicCo Common Stock, of which 5,011,250 shares of PublicCo Common Stock are outstanding, and 10,000,000 shares of “blank check” preferred stock, none of which is outstanding. Each of such outstanding shares of PublicCo Common Stock is duly and validly authorized, validly issued, fully paid, and nonassessable, has not been issued and is not owned or held in violation of any preemptive or similar right of stockholders. Except as disclosed in the SEC Documents, (i) there is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of or any security or other instrument convertible into, exercisable for, or exchangeable for Membership Interests of, PublicCo, and (ii) there is outstanding no security or other instrument convertible into or exchangeable for capital stock of PublicCo. When delivered by PublicCo against payment therefor in accordance with the terms of this Agreement, and assuming that the Citius Membership Interests exchanged therefor are validly authorized and issued, fully paid, and nonassessable, the Shares will be duly and validly issued and fully paid and nonassessable, and will be sold free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest of any kind created by PublicCo; and no preemptive or similar right, co-sale right, registration right, right of first refusal or other similar right of stockholders exists with respect to any of the Shares or the issuance and sale thereof other than those that have been expressly waived prior to the date hereof and those that will automatically expire upon the execution hereof. No further approval or authorization of any stockholder, the Board of Directors of PublicCo or others is required for the issuance and sale or transfer of the Shares, except as may be required under the Securities Act, the rules and regulations promulgated thereunder or under state or other securities or blue sky laws. PublicCo has no stock option, stock bonus and other stock plans or arrangements. As a result of the share cancellation referenced in Section 1.03(c) hereto and giving effect thereto, there shall be 5,011,250 shares of PublicCo Common Stock outstanding upon the consummation of the transactions contemplated hereby.

(g) M&K CPAS, PLLC, Houston, Texas, who examined the financial statements of PublicCo, together with the related schedules and notes, for the period from September 9, 2010 (inception) through September 30, 2013, and for the years ended September 30, 2012 and 2013, and for the nine months ended June 30, 2013 and 2014, each filed with the SEC as a part of the SEC Documents, are independent accountants within the meaning of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder; and the audited financial statements of PublicCo, together with the related schedules and notes, and the unaudited financial information, forming part of the SEC Documents, fairly present and will fairly present the financial position and the results of operations of PublicCo at the respective dates and for the respective periods to which they apply; and all audited financial statements of PublicCo, together with the related schedules and notes, and the unaudited financial information, filed with the SEC as part of the SEC Documents, complied and will comply as to form in all material respects with applicable accounting requirements and with the rules and regulations of the SEC with respect hereto when filed, have been and will be prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved except as may be otherwise stated therein (except as may be indicated in the notes thereto or as permitted by the rules and regulations of the United States Securities and Exchange Commission the (“SEC”)) and fairly present and will fairly present, subject in the case of the unaudited financial statements, to customary year end audit adjustments, the financial position of PublicCo as at the dates thereof and the results of its operations and cash flows. The procedures pursuant to which the aforementioned financial statements have been audited are compliant with generally accepted auditing standards. The selected and summary financial and statistical data included in the SEC Documents present and will present fairly the information shown therein and have been compiled on a basis consistent with the audited financial statements presented therein. No other financial statements or schedules are required to be included in the SEC Documents. The financial statements referred to in this Section 3.01(g) contain all certifications and statements required under the SEC’s Order, dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), Rule 13a-14 or 15d-14 under the Exchange Act, or 18 U.S.C. Section 1350 (Sections 302 and 906 of the Sarbanes-Oxley Act of 2002) with respect to the report relating thereto. Since June 30, 2014 (the “PublicCo Financial Statement Date”):

(i) There has at no time been a material adverse change in the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of PublicCo.

(ii) PublicCo has not authorized, declared, paid, or effected any dividend or liquidating or other distribution in respect of its capital stock or any direct or indirect redemption, purchase, or other acquisition of any stock of PublicCo.

(iii) Except as set forth in the SEC Documents, the operations and businesses of PublicCo have been conducted in all respects only in the ordinary course.

Other than a “going concern” qualification in the report of the auditors with respect to the financial statements of PublicCo, there is no fact known to PublicCo which materially adversely affects or in the future (as far as PublicCo can reasonably foresee) may materially adversely affect the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of PublicCo; provided, however, that PublicCo does not express any opinion as to political or economic matters of general applicability. PublicCo has made known, or caused to be made known, to the accountants or auditors who have prepared, reviewed, or audited the aforementioned consolidated financial statements all material facts and circumstances which could affect the preparation, presentation, accuracy, or completeness thereof.

(h) Subsequent to the respective dates as of which information is given in the SEC Documents, there has not been (i) any material adverse change in the business, prospects, financial condition or results of operations of PublicCo, (ii) any transaction committed to or consummated that is material to PublicCo, (iii) any obligation, direct or contingent, that is material to PublicCo incurred by PublicCo, except such obligations as have been incurred in the ordinary course of business, (iv) any change in the capital stock or outstanding indebtedness of PublicCo or any subsidiary thereof that is material to PublicCo, (v) any dividend or distribution of any kind declared, paid, or made on the capital stock of PublicCo, or (vi) any loss or damage (whether or not insured) to the property of PublicCo which has a material adverse effect on the business, prospects, condition (financial or otherwise), or results of operations thereof.

(i) At the Closing, PublicCo shall have no properties or assets other than immaterial intangible assets (such as the web site of PublicCo) and PublicCo shall be free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest. At the Closing and giving effect to the Spin-Off (as hereinafter defined), PublicCo shall be party to no agreements except for this Agreement and the Spin-Off Agreement, dated as of the date hereof, between PublicCo and Ralph Montrone, which shall be a legal, valid and binding agreement, enforceable against PublicCo in accordance with its respective terms.

(j) At the Closing and giving effect to the Spin-Off, PublicCo shall have no liability of any nature, accrued or contingent, including, without limitation, liabilities for federal, state, local, or foreign taxes and penalties, interest, and additions to tax (“Taxes”), and liabilities to customers, vendors, professionals, investment banks or suppliers. Without limiting the generality of the foregoing, the amounts set up as provisions for Taxes, if any, in the financial statements of PublicCo (the “Last PublicCo Financial Statements”) at the PublicCo Financial Statement Date are sufficient for all accrued and unpaid Taxes of PublicCo, whether or not due and payable and whether or not disputed, under tax laws, as in effect on the Last PublicCo Financial Statement Date or now in effect, for the period ended on such date and for all fiscal periods prior thereto. The execution, delivery, and performance of this Agreement by PublicCo will not cause any Taxes to be payable (other than those that may possibly be payable by Citius Holders as a result of the sale of the Shares) or cause any lien, charge, or encumbrance to secure any Taxes to be created either immediately or upon the nonpayment of any Taxes. PublicCo has filed all federal, state, local, and foreign tax returns required to be filed by it; has made available to Citius and the Citius Holders a true and correct copy of each such return which was filed in the past six years; has paid (or has established on the last balance sheet included in the Last PublicCo Financial Statements a reserve for) all Taxes, assessments, and other governmental charges payable or remittable by it or levied upon it or its properties, assets, income, or franchises which are due and payable; and has made available to Citius and the Citius Holders a true and correct copy of any report as to adjustments received by it from any taxing authority during the past six years and a statement as to any litigation, governmental or other proceeding (formal or informal), or investigation pending, threatened, or in prospect with respect to any such report or the subject matter of such report. PublicCo has paid all taxes payable thereby due on or prior to the date hereof.

(k) Except as disclosed in the SEC Documents, PublicCo does not have any insurance; PublicCo has at no time been refused any insurance coverage sought or applied for.

(l)            (i) No labor disturbance by the employees of PublicCo exists or, to the best of PublicCo’s knowledge, is imminent. PublicCo is not aware of any existing or imminent labor disturbance by the employees of any principal suppliers or customers of PublicCo that might be expected to result in any material adverse change in the business, prospects, financial condition, or results of operations of PublicCo. No collective bargaining agreement exists with any of PublicCo’s employees and, to the best of PublicCo's knowledge, no such agreement is imminent.

(ii) PublicCo does not have, or contribute to, and has never maintained or contributed to, any pension, profit-sharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in Section 3(3) of ERISA) or Pension Plan (as defined in ERISA) and PublicCo does not have any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, sick pay, sick leave, insurance, service award, relocation, disability, tuition refund, or other benefits, whether oral or written.

(m) The Company has no, and has no rights to use, patents, patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names, logos, or copyrights. PublicCo has not received any notice of, or has knowledge of, any infringement of or conflict with asserted rights of PublicCo by others with respect to any patents, patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names, logos, or copyrights; and PublicCo has not received any notice of, or has no knowledge of, any infringement of, or conflict with, asserted rights of others with respect to any patents, patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names, logos, or copyrights described or referred to in the SEC Documents as owned by or used by it or which, individually or in the aggregate, in the event of an unfavorable decision, ruling or finding, would have a material adverse effect on the business, prospects, financial condition or results of operations of PublicCo.

(n) PublicCo has been advised concerning the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations thereunder, and has in the past conducted its affairs in such a manner as to ensure that it is not and will not become an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act and such rules and regulations.

(o)           (i) PublicCo has not, and no person or entity acting on behalf of or at the request of PublicCo has, at any time during the last five years (i) made any unlawful contribution to any candidate for foreign office or failed to disclose fully any contribution in violation of law, or (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any other applicable jurisdiction.

(ii) To the best knowledge of PublicCo, no director, officer, agent, employee, or other person associated with, or acting on behalf of, PublicCo, has, directly or indirectly: used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment. PublicCo's internal accounting controls and procedures are sufficient to cause PublicCo to comply in all respects with the Foreign Corrupt Practices Act of 1977, as amended.

(iii) Neither PublicCo, nor any officer, director or affiliate of PublicCo, has been, within the five years ending on the Closing Date, a party to any bankruptcy petition against such person or against any business of which such person was affiliated; convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or found by a court of competent jurisdiction in a civil action, by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

(p) PublicCo has not, and no person acting on behalf thereof, has taken or will take, directly or indirectly, any action designed to, or that might reasonably be expected to cause or result in, stabilization in violation of law, or manipulation, of the price of the PublicCo Common Stock to facilitate the sale or resale of the Shares.

(q)           (i) PublicCo is in compliance in all material respects with all rules, laws and regulations relating to the use, treatment, storage and disposal of toxic substances and protection of health or the environment (“Environmental Laws”) that are applicable to its business, (ii) PublicCo has not received notice from any governmental authority or third party of an asserted claim under Environmental Laws, (iii) to the best knowledge of PublicCo, PublicCo is not likely to be required to make future material capital expenditures to comply with Environmental Laws (iv) no property which is owned, leased or occupied by PublicCo has been designated as a Superfund site pursuant to the Comprehensive Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601, et seq.), or otherwise designated as a contaminated site under applicable state or local law, and (v) PublicCo is not in violation of any federal or state law or regulation relating to occupational safety or health.

(r) There are no outstanding loans, advances or guarantees of indebtedness by PublicCo to, or for the benefit of, any of the officers, directors, or director-nominees of PublicCo or any of the members of the families of any of them, except as disclosed in the SEC Documents.

(s) PublicCo has not incurred any liability, direct or indirect, for finders' or similar fees on behalf of or payable by PublicCo or Citius and the Citius Holders in connection with the transactions contemplated hereby or any other transaction involving PublicCo, Citius or the Citius Holders.

(t) No stockholder of PublicCo has any right to request or require PublicCo to register the sale of any shares owned by such stockholder under the Securities Act on any registration statement.

(u) PublicCo is in compliance with, and is not in violation of, applicable federal, state, local or foreign statutes, laws and regulations (including without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business, including, without limitation, Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated pursuant thereto or thereunder. PublicCo is not subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

(v) PublicCo is not party to any contract, agreement or arrangement other than this Agreement and as otherwise disclosed in the SEC Documents.

Section 2.02 Representations and Warranties of Citius. Except as set forth in the letter, of even date herewith (the “Citius Disclosure Letter”), from Citius to PublicCo, which Citius Disclosure Letter and the exceptions contained therein shall be deemed to be part of the representations and warranties made in this Section 2.02 and which Citius Disclosure Letter has been delivered by Citius to PublicCo simultaneously with the execution and delivery hereof, Citius hereby represents and warrants to PublicCo that the statements contained in this Section 2.02 are true and correct. The Citius Disclosure Letter shall be arranged and labeled so as to correspond to the numbered and lettered subsections contained in this Section 2.02.

(a) Citius has no subsidiaries or affiliated corporation or owns any interest in any other enterprise (whether or not such enterprise is a corporation). Citius has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Massachusetts, with full power and authority (corporate and other) to own, lease and operate its respective properties and conduct its respective business as conducted on the date hereof; Citius is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not have a material adverse effect on its business, prospects, condition (financial or otherwise), and results of operations of Citius and its subsidiaries taken as a whole; no proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification; Citius is in possession of, and operating in compliance with, all authorizations, licenses, certificates, consents, orders and permits from state, federal, foreign and other regulatory authorities that are material to the conduct of its business, all of which are valid and in full force and effect; Citius is not in violation of its charter or bylaws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any material bond, debenture, note or other evidence of indebtedness, or in any material lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which it is a party or by which it or its properties or assets may be bound, which violation or default would have a material adverse effect on the business, prospects, financial condition or results of operations of Citius and the subsidiaries thereof taken as a whole; and neither Citius nor any subsidiary thereof is in violation of any law, order, rule, regulation, writ, injunction, judgment or decree of any court, government or governmental agency or body, domestic or foreign, having jurisdiction over Citius or any subsidiary thereof or over its properties or assets, which violation would have a material adverse effect on the business, prospects, financial condition or results of operations of Citius and the subsidiaries thereof taken as a whole.

(b) Citius has all requisite power and authority to execute, deliver, and perform this Agreement. All necessary proceedings of Citius have been duly taken to authorize the execution, delivery, and performance of this Agreement thereby. This Agreement has been duly authorized, executed, and delivered by Citius, constitutes the legal, valid, and binding obligation of Citius, and is enforceable as to Citius in accordance with its terms. Except as otherwise set forth in this Agreement, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required by Citius for the execution, delivery, or performance of this Agreement thereby. No consent, approval, authorization or order of, or qualification with, any court, government or governmental agency or body, domestic or foreign, having jurisdiction over Citius or over its properties or assets is required for the execution and delivery of this Agreement by Citius and the consummation by Citius of the transactions herein contemplated, except such as may be required under the Securities Act or under state or other securities or blue sky laws. No consent of any party to any material contract, agreement, instrument, lease, license, arrangement, or understanding to which Citius is a party, or to which its or any of its respective businesses, properties, or assets are subject, is required for the execution, delivery, or performance of this Agreement by Citius; and the execution, delivery, and performance of this Agreement by Citius will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, entitle any party to receive rights or privileges that such party was not entitled to receive immediately before this Agreement was executed under, or create any obligation on the part of Citius to which it was not subject immediately before this Agreement was executed under, any term of any such material contract, agreement, instrument, lease, license, arrangement, or understanding, or violate or result in a breach of any term of the certificate of incorporation or by-laws of Citius or (if the provisions of this Agreement are satisfied) violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, decree, injunction, or writ of any court, government or governmental agency or body, domestic or foreign, having jurisdiction over Citius or over its properties or assets.

(c) There is not any pending or, to the best of Citius's knowledge, threatened, action, suit, claim or proceeding against Citius, or any of Citius’s current or past officers or any of the respective properties, assets or rights of Citius, before any court, government or governmental agency or body, domestic or foreign, having jurisdiction over Citius or over Citius’s current or past officers or the properties of Citius, or otherwise that (i) is reasonably likely to result in any material adverse change in the respective business, prospects, financial condition or results of operations of Citius or might materially and adversely affect its properties, assets or rights taken as a whole, (ii) might prevent consummation of the transactions contemplated by this Agreement, or (iii) alleging violation of any Federal or state securities laws.

(d) There are 21,625,219 Citius Membership Interests issued and outstanding, and beneficially and of record owned by the Citius Holders as provided in Schedule A hereto. All of the Citius Membership Interests are duly and validly authorized, validly issued, fully paid, and nonassessable, have not been issued and are not owned or held in violation of any preemptive or similar right of members. (i) There is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any Citius Membership Interests, or any security or other instrument convertible into, exercisable for, or exchangeable for Citius Membership Interests, and (ii) there is outstanding no security or other instrument convertible into or exchangeable for Citius Membership Interests. When delivered by Citius in accordance with the terms of this Agreement, the Citius Membership Interests will be duly and validly issued and fully paid and nonassessable, and will be sold free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest of any kind; and no preemptive or similar right, co-sale right, registration right, right of first refusal or other similar right of stockholders exists with respect to any of such Citius Membership Interests or the issuance and sale thereof other than those that have been expressly waived prior to the date hereof and those that will automatically expire upon the execution hereof. No further approval or authorization of any member, manager, the Board of Directors (or other governing body) of Citius or others is required for the issuance and sale or transfer of the Citius Membership Interests to be delivered pursuant hereto, except as may be required under the Securities Act, the rules and regulations promulgated thereunder or under state or other securities or blue sky laws. Citius has no stock option, stock bonus and other stock plans or arrangements.

(e) To the best of Citius’s knowledge, the properties and assets (including Intangibles) owned by Citius (other than those leased or licensed by Citius to a third party) or leased or licensed by Citius from a third party constitute all such properties and assets which are necessary to the business of Citius as presently conducted.

(f) Citius has made available to PublicCo the certificate of organization, as amended to date, and operating agreement, as amended to date, of Citius (or, in each case, the comparable charter documents, if any, under applicable law) and all amendments thereto, as presently in effect, certified by the Secretary thereof or an authorized signatory thereof.

(g) Citius has been advised concerning the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations thereunder, and has in the past conducted its affairs in such a manner as to ensure that it is not and will not become an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act and such rules and regulations.

(h)           (i) Citius has not, and no person or entity acting on behalf or at the request of Citius has, at any time during the last five years (i) made any unlawful contribution to any candidate for foreign office or failed to disclose fully any contribution in violation of law, or (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any other applicable jurisdiction.

(ii) To the best knowledge of Citius, no director, member, manager, officer, agent, employee, or other person associated with, or acting on behalf of, Citius, has, directly or indirectly used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment. Citius's internal accounting controls and procedures are sufficient to cause Citius to comply in all respects with the Foreign Corrupt Practices Act of 1977, as amended.

(iii) Neither Citius, nor any member, manager, officer, director or affiliate of Citius, has been, within the ten years ending on the date of this Agreement, a party to any bankruptcy petition against such person or against any business of which such person was affiliated; convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or found by a court of competent jurisdiction in a civil action, by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

(i) Citius has not, and no person acting on behalf thereof, has taken or will directly or indirectly, any action designed to, or that might reasonably be expected to cause or result in, stabilization in violation of law, or manipulation, of the price of the Citius Membership Interests to facilitate the sale or resale of the Shares.

(j) Citius has not incurred any liability, direct or indirect, for finders' or similar fees on behalf of or payable by Citius or Citius and the Citius Holders in connection with the transactions contemplated hereby or any other transaction involving Citius, Citius or the Citius Holders except any fee payable to Agincourt Ltd.

(k) No stockholder of Citius has any right to request or require Citius to register the sale of any shares owned by such stockholder under the Securities Act on any registration statement.

(l) Citius is in compliance with, and is not in violation of, applicable federal, state, local or foreign statutes, laws and regulations (including without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business, the violation of which would have a material adverse effect on the business, prospects, financial condition, or results of operations of Citius. Citius is not subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

(m) Citius has provided to PublicCo true and correct copies of the following: audited balance sheets of Citius as of December 31, 2012 and 2013; unaudited balance sheets of Citius as of June 30, 2014; audited statements of income, statements of stockholders’ equity, and statements of cash flows of Citius for the years ended December 31, 2012 and 2013; and the unaudited statements of income, statements of stockholders’ equity, and statements of cash flows of Citius for the six months ended June 30, 2014. To the knowledge of Citius, each such balance sheet presents fairly the financial condition, assets, liabilities, and stockholders’ equity of Citius as of its respective date; each such statement of income and statement of stockholders’ equity presents fairly the results of operations of Citius for the period indicated; and each such statement of cash flows fairly represents the financial condition of Citius in a material respects.

Section 2.03 Representations and Warranties of the Citius Holders. The Citius Holders hereby represent and warrant to, and agrees with, PublicCo as follows:

(a) To the knowledge of the Citius Holders, the representations and warranties of Citius set forth in Section 2.02 hereof are true and correct in all material respects. Nothing has come to the attention of the Citius Holders that would lead the Citius Holders to believe that any representation or warranty of Citius set forth on Section 2.02 hereof is untrue or incorrect in any material respect.

(b) Citius and the Citius Holders have each approved this Agreement and duly authorized the execution and delivery hereof. The Citius Holders have full power and authority under the laws of the jurisdictions of residence thereof to execute, deliver, and perform this Agreement and the transactions contemplated hereby and in connection herewith. The Citius Holders have reached the age of majority under applicable law.

(c) The Citius Holders own beneficially all of the Citius Membership Interests. The Citius Holders have full power and authority to transfer such Citius Membership Interests to PublicCo under, pursuant to, and in accordance with, this Agreement, and such Citius Membership Interests are free and clear of any liens, charges, mortgages, pledges or encumbrances and are not subject to any claims as to the ownership thereof, or any rights, powers or interest therein, by any third party and are not subject to any preemptive or similar rights of stockholders or members.

(d)           (i) The Citius Holders represent that they are acquiring the shares of PublicCo Common Stock to be issued pursuant to Section 1.02(a) hereof for their own accounts and for investment only and not with a view to distribution or resale thereof within the meaning of such phrase as defined under the Securities Act. The Citius Holders shall not dispose of any part or all of such shares of PublicCo Common Stock in violation of the provisions of the Securities Act and the rules and regulations promulgated under the Securities Act by the United States Securities and Exchange Commission (the “SEC”) and all applicable provisions of state securities laws and regulations.

(ii) The certificate or certificates representing the shares of PublicCo Common Stock shall bear a legend in substantially the form set forth in Section 1.02(c) hereof.

(iii) The Citius Holders acknowledge being informed that the shares of PublicCo Common Stock to be issued pursuant to Section 1.02(a) hereof shall be unregistered, shall be “restricted securities” as defined in paragraph (a) of Rule 144 under the Securities Act, and must be held indefinitely unless (a) they are subsequently registered under the Securities Act, or (b) an exemption from such registration is available. The Citius Holders further acknowledge that PublicCo does not have an obligation to currently register such securities for the account of Citius Holders.

(iv) The Citius Holders acknowledge that they have been afforded access to all material information which they have requested relevant to their decision to acquire the shares of PublicCo Common Stock and to ask questions of PublicCo’s management and that, except as set forth herein, neither PublicCo nor anyone acting on behalf of PublicCo has made any representations or warranties to the Citius Holders which have induced, persuaded, or stimulated the Citius Holders to acquire such shares of PublicCo Common Stock.

(v) Either alone, or together with their investment advisor(s), the Citius Holders have the knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the prospective investment in the shares of PublicCo Common Stock, and the Citius Holders are and will be able to bear the economic risk of the investment in such shares of PublicCo Common Stock.

ARTICLE III

CONDITIONS TO CLOSING

Section 3.01 Spin-Off Agreement. Ralph Montrone shall execute and deliver to PublicCo the Spin-Off Agreement, dated as of the date hereof (the “Spin-Off Agreement”), pursuant to which PublicCo shall assign to Ralph Montrone all of the issued and outstanding capital stock of Global Energy Express LLC, a Nevada limited liability corporation and a wholly-owned subsidiary of PublicCo (the “Spin-Off Subsidiary”), together with all of the business, operations, assets, and goodwill of the Spin-Off Subsidiary in exchange for indemnity from Ralph Montrone against claims arising in connection with such business and operation (the “Spin-Off”).

ARTICLE IV

MISCELLANEOUS

Section 4.01 Expenses. Whether or not the transactions contemplated in this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, will be paid by the party incurring such expense or as otherwise agreed to herein.

Section 4.02 Necessary Actions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In the event at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper executive officers and/or directors of PublicCo or Citius, as the case may be, or the relevant Citius Holders or Citius Holders will take all such necessary action.

Section 4.03 Extension of Time; Waivers. At any time prior to the Closing Date:

(a) PublicCo may waive any inaccuracies in the representations and warranties of Citius or any Citius Holders, or contained herein or in any document delivered pursuant hereto by Citius or Citius Holders, and (iii) waive compliance with any of the agreements or conditions contained herein to be performed by Citius or any Citius Holders. Any agreement on the part of PublicCo to any such extension or waiver will be valid only if set forth in an instrument, in writing, signed on behalf of PublicCo.

(b) Citius and the Citius Holders (by action of the Citius Holders), may waive any inaccuracies in the representations and warranties of PublicCo contained herein or in any document delivered pursuant hereto by PublicCo. Any agreement on the part of Citius and to any such extension or waiver will be valid only if set forth in an instrument, in writing, signed on behalf of Citius.

Section 4.04 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or by the most nearly comparable method if mailed from or to a location outside of the United States or by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in person or by telecopy, telex, or similar telecommunications equipment) against receipt to the party to which it is to be given at the address of such party set forth in the introductory paragraph to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 4.04. Any notice to PublicCo or to Citius shall be addressed to the attention of the Corporate Secretary. Any notice or other communication given by certified mail (or by such comparable method) shall be deemed given at the time of certification thereof (or comparable act), except for a notice changing a party's address which will be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 4.04 shall be deemed given at the time of receipt thereof.

Section 4.05 Parties in Interest. This Agreement will inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

Section 4.06 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all together will constitute one document. The delivery by facsimile or .pdf of an executed counterpart of this Agreement will be deemed to be an original and will have the full force and effect of an original executed copy.

Section 4.07 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of any of the other provisions hereof. If any provisions of this Agreement, or the application thereof to any person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 4.08 Headings. The Article and Section headings are provided herein for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

Section 4.09 Governing Law.

(a) This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of New York, without regard to the conflict of law principles thereof.

(b) EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE FEDERAL COURTS SITTING IN THE STATE OF NEW YORK IN ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE LITIGATED EXCLUSIVELY IN ANY SUCH STATE OR, TO THE EXTENT PERMITTED BY LAW, FEDERAL COURT THAT SITS IN THE STATE OF NEW YORK, AND ACCORDINGLY, EACH PARTY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. EACH PARTY FURTHER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 4.04. NOTHING IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c) EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF THE PARTIES (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.09(c).

Section 4.10 Survival of Representations and Warranties. All terms, conditions, representations and warranties set forth in this Agreement or in any instrument, certificate, opinion, or other writing providing for in it, will survive the Closing and the delivery of the shares of PublicCo Common Stock to be issued hereunder at the Closing for a period of one year after Closing, regardless of any investigation made by or on behalf of any of the parties hereto.

Section 4.11 Assignability. This Agreement will not be assignable by operation of law or otherwise and any attempted assignment of this Agreement in violation of this subsection will be void ab initio.

Section 4.12 Amendment. This Agreement may only be amended or modified with the approval of the Citius Holders and the boards of directors of each of PublicCo and Citius at any time. This Agreement may not be amended except by an instrument, in writing, signed on behalf of each of the parties hereto.

Section 4.13 Extended Meanings. In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders. The word “person” includes an individual, body corporate, partnership, trustee or trust or unincorporated association, executor, administrator or legal representative.

Section 4.14 Entire Agreement. Except as otherwise expressly provided herein, this Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, and supersedes all existing agreements among them concerning such subject matter.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in a manner legally binding upon them as of the date first above written.

TRAIL ONE, INC.

By:	/s/ Mohammad Omar Rahman
Name:	Mohammad Omar Rahman
Title:	Chief Executive Officer

CITIUS PHARMACEUTICALS, LLC

By:	/s/ Leonard Mazur
Name:	Leonard Mazur
Title:	President and Chief Executive Officer

[CITIUS HOLDERS SIGNATURES FOLLOW]

CITIUS HOLDERS:

By:

CITIUS GROWTH TRUST I

By:

CITIUS GROWTH TRUST II

By:

LIFESTYLE HEALTHCARE INC.

By: